EXHIBIT 10(x)



                         NORFOLK SOUTHERN CORPORATION

               Outside Directors' Deferred Stock Unit Program


     I.    Effective Date:  May 9, 1996 (effective at the Organization
                            Meeting of the Board of Directors),
                            amended to and including 1-28-03.

    II.    Purpose:         To align further each outside director's
                            ownership interest in Norfolk Southern
                            Corporation ("Corporation")with that of
                            stockholders generally.

   III.    Eligibility:     Each outside director of the Corporation
                            serving on the Effective Date and any such outside director whose term as director begins after the Effective Date ("Eligible
                            Director"). For purposes of this Program, an "outside director" is a director who is not an officer of the Corporation or any of its subsidiaries.

    IV.    Benefits:        (1)  Each Eligible Director shall be
                            granted from time to time such deferred
                            stock units (each such stock unit
                            representing at the time of grant the
                            value of one share of Norfolk Southern
                            Corporation Common Stock) ("Stock
                            Units"),as the Board of Directors may
                            authorize.  Each Eligible Director's
                            Stock Units will be recorded in an
                            individual memorandum account ("Account") maintained by the Corporate Secretary or designated agent. On each dividend payment date, an amount equivalent to the dividend paid on the Common Stock
                            ("Dividend Equivalent") will be credited for each Stock Unit and each fraction thereof in the Account and converted into additional Stock Units and fractions thereof (rounded to four decimal places) based on the Fair Market Value of the Common Stock on the dividend payment date.

                            For purposes of this Program, "Fair Market
                            Value" on a particular date is the mean of the high and low prices at which the Common Stock is traded on such date as reported in the Composite Transactions for such date by Bloomberg L.P., or its successor, on its internet-based service, or, if Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded.

                            (2)  Each outside director of the
                            Corporation serving on June 1, 1996, also shall have credited to the Account the number of Stock Units, including fractions thereof to which such director is entitled under the Norfolk Southern Corporation Directors' Pension Plan. Such Stock Units will be accounted for separately from any Stock Units credited under paragraph (1) above but will be treated the same in all other respects.

                            (3)  Each Eligible Director may make an
                            election at any time up to one year prior
                            to leaving the Board of Directors to
                            receive in cash any Stock Units in the
                            Account either in a lump sum or in 10
                            annual installments upon leaving the
                            Board of Directors for any reason.  The
                            most current election on file with the
                            Corporate Secretary shall become
                            irrevocable one year prior to the
                            eligible Director leaving the Board of
                            Directors.  Failure to make a valid
                            election will result in the Account being
                            distributed in a lump sum.  Separate
                            elections will be made for Stock Units
                            credited under paragraphs (1) and  (2)
                            above. A lump-sum payment will be valued based on the Fair Market Value of Common Stock on the last market day of the month following a director's termination of service and will be paid to an Eligible Director or beneficiary as soon as practicable thereafter. The first distribution under an election to receive installment payments will be made in January following the year in which the Eligible Director terminates service; Stock Units at any time remaining in the Account will be credited with Dividend Equivalents until the final installment has been paid. Each annual distribution will be valued based on the Fair Market Value of the Common Stock on the third business day after the date in January that the Corporation first makes publicly available its most recent regular annual financial statements. The first such installment will be an amount equal to one tenth of the total value of the Stock Units in the Account at that time; the second installment, one ninth of the remaining total value; the third installment, one eighth; and so forth, until the Account is depleted with payment of the tenth installment.

                            (4)  The Board of Directors may make such
                            adjustments in the number of Stock Units as may be required by any change in the corporate structure or shares of the Corporation, including but not limited to, recapitalization, stock splits, stock dividends, combination or exchange of shares, mergers, consolidations, rights offerings, separations, reorganizations and liquidations.

V.  Miscellaneous:          (1)  Each Eligible Director may designate
                            in writing the person or persons
                            ("Beneficiary") who shall acquire the
                            rights of the Eligible Director to the
                            Account in the event of the Eligible
                            Director's death before final distribution.
                            In order to be effective, an Eligible
                            Director's designation of a Beneficiary
                            must be on file with the Corporate
                            Secretary before the Eligible Director's death. Any such designation may be revoked and a new designation substituted therefor by the Eligible Director at any time before death.

                            If the named Beneficiary does not survive the Eligible Director, or if there is no named Beneficiary, then the rights with respect to an Eligible Director's Account shall be acquired by the person or persons who shall acquire the Eligible Director's rights to the Account by bequest or inheritance in accordance with the applicable laws of descent and distribution.

                            (2)  This Program may be amended or
                            terminated by the Board of Directors of the Corporation at any time; however, no such amendment or termination shall deprive an Eligible Director of any Stock Units previously credited to his or her Account.